UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 13, 2026
Dream Finders Homes, Inc.
(Exact name of registrant as specified in its charter)

Texas	001-39916	85-2983036
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14701 Phillips Highway, Suite 300 Jacksonville, Florida	32256
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (904) 644-7670
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	DFH	NYSE
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02(d) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 13, 2026, the Board of Directors (the “Board”) of Dream Finders Homes, Inc. (the “Company”) expanded the number of directors from five to seven members and appointed Richard Beckwitt and Steven Fischer to serve as directors on the Board, effective immediately. The Board appointed Mr. Beckwitt as Co-Chairman of the Board, effective immediately, with Patrick Zalupski, President and Chief Executive Officer, serving as the other Co-Chairman of the Board. The Board appointed Mr. Fischer as a member of the Audit Committee of the Board (the “Audit Committee”), effective immediately, replacing Megha Parekh. The Board has determined that Mr. Fischer qualifies as an “audit committee financial expert”, as such term is defined in Item 407(d) of Regulation S-K. The Board determined that Mr. Beckwitt and Mr. Fischer are each independent under the rules of the New York Stock Exchange.
Mr. Beckwitt, age 67, is a seasoned executive with decades of experience leading, operating and managing two of the largest public homebuilding companies in the U.S. Most recently, he served as Co-Chief Executive Officer and Co-President of Lennar Corporation (“Lennar”) before retiring in September 2023. During his tenure at Lennar, Mr. Beckwitt held numerous executive leadership positions, including Executive Vice President, President and Chief Executive Officer, and also served on the board of Lennar as a management director from April 2018 to September 2023. Prior to joining Lennar in March 2026, Mr. Beckwitt served in various executive and operating roles at D.R. Horton, Inc., including President. Earlier in his career, he worked in corporate finance and mergers and acquisitions at Lehman Brothers and later founded EVP Capital, L.P., a venture capital and real estate advisory firm. Mr. Beckwitt currently serves on the boards of Eagle Materials Inc., since September 2014, Ferguson Enterprises Inc., since June 2024, and Weyerhaeuser Company, since November 2025.
Mr. Beckwitt will receive an award of 400,000 shares of the Company’s Class A common stock as restricted stock units (the “restricted stock award”), subject to stockholder approval of an amendment to the Company’s 2021 Equity Incentive Plan, and will enter into a standard indemnification with the Company. The restricted stock award vests annually over three years pursuant to the Company’s 2021 Equity Incentive Plan and the Company’s standard form restricted stock award agreement, in addition to reimbursements, requiring pre-approval, for private air travel to attend Board and other Company-related meetings.
Mr. Fischer, age 56, brings more than thirty years of executive leadership experience in banking, finance and public accounting to the Board of Directors. He is currently the President of The Pitney Bowes Bank, Inc. (“Pitney Bowes Bank”), a subsidiary of Pitney Bowes Inc. and director, which he was appointed to in February 2026. Prior to joining Pitney Bowes Bank, he served as the President and Chief Executive Officer of TIAA Bank until August 2023 and held numerous executive leadership roles, including President and Chief Operating Officer, and Chief Financial Officer, and, following its sale and transition to private ownership, served as Vice Chair through December 2023. Prior to that, Mr. Fischer served as Chief Financial Officer of EverBank Financial Corp. (“EverBank”), from April 2011 through its sale to TIAA Bank in June 2017. Before joining EverBank, Mr. Fischer spent more than 18 years with Deloitte & Touche LLP, ultimately serving as a Partner for a variety of clients including several Fortune 100 entities, as well as mid-sized banks and mortgage companies. Mr. Fischer currently serves as a member of the board of Pitney Bowes Bank and previously served as a member of the board of TIAA Bank.
Mr. Fischer will receive the same compensation as the Company’s other non-employee directors and members of the Audit Committee, and will enter into a standard indemnification with the Company.
There are no family relationships between Mr. Beckwitt or Mr. Fischer and any director or other executive officer of the Company, nor are there any transactions between Mr. Beckwitt or Mr. Fischer or any member of their immediate family and the Company or any of its subsidiaries that would be reportable as a related party transaction. There are no other arrangements or understandings between Mr. Beckwitt or Mr. Fischer and any other persons or entities pursuant to which they were appointed as a director of the Company.

Item 7.01. Regulation FD Disclosure.
The Company issued press releases announcing the appointment of Richard Beckwitt on July 14, 2026, and Steven Fischer on July 17, 2026, as new directors on the Board. Copies of the press releases are furnished as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K and incorporated herein by reference.
None of the information furnished in Item 7.01 or the accompanying Exhibits 99.1 and 99.2 will be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of such section, nor will such information be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Number	Description
99.1	Press Release dated July 14, 2026
99.2	Press Release dated July 17, 2026
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DREAM FINDERS HOMES, INC.

Date: July 17, 2026	By:	/s/ Robert E. Riva
Robert E. Riva
Vice President, General Counsel and Corporate Secretary